Exhibit 99.1

Montpelier Re Increases Book Value Per Share by 4.4% to $16.08 for the
                         First Quarter of 2007


    HAMILTON, Bermuda--(BUSINESS WIRE)--April 25, 2007--Montpelier Re Holdings Ltd. (NYSE: MRH) (the "Company") reported a fully converted book value per share of $16.08, an increase of 4.4% for the quarter inclusive of dividends.

    Comprehensive income for the quarter ended March 31, 2007 was $72.6 million, or $0.75 per diluted common share. Operating income, which excludes foreign exchange and investment gains and losses, was $60.3 million, or $0.62 per diluted common share.

    The combined ratio was 65.6 percent, which included $35 million, or 24.5 points, relating to Kyrill offset in part by $8 million, or
5.6 points, of favorable prior period reserve development. Anthony Taylor, Chairman and CEO, commented: "This was another solid quarter. We produced a quarterly return of 4.4% despite the impact of Kyrill. Gross premiums written increased by 16% during the quarter as we allocated more capacity to January renewals. This is the reverse of the pattern experienced in 2006 when we held back capacity at the January renewal period and deployed more capacity on mid-year renewals. Although current rate levels remain healthy, we expect premium volume to decline for the remainder of the year."

    Please refer to the March 31, 2007 Financial Supplement, which is posted on the Company's website at www.montpelierre.bm, for more detailed financial information.

    (1) Fully converted book value per share at March 31, 2007 is based on total shareholders' equity at March 31, 2007 divided by common shares outstanding of 111,778,122 less 15,694,800 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 928,675 at March 31, 2007. Fully converted book value per share at December 31, 2006 is based on total shareholders' equity at December 31, 2006 divided by common shares outstanding of 111,775,682 less 15,694,800 common shares subject to the share issuance agreement, plus common shares issuable upon conversion of outstanding share equivalents of 473,771 at December 31, 2006. Warrants outstanding at March 31, 2007 and December 31, 2006 are not included in the calculations as the exercise price is greater than the book value per share.

    (2) The return for the quarter represents the change in fully converted book value per share from $15.46 at December 31, 2006 to $16.08 at March 31, 2007, after giving effect to the dividend of $0.075 per common share and per warrant, excluding 15,694,800 common shares subject to the share issuance agreement. For these purposes fully converted book value per share assumes that the warrants are not exercised if the book value per share is less than the strike price.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, April 26, 8.30 a.m. Eastern Time.

    The presentation will be available via a live audio webcast accessible on the Company's Web site at www.montpelierre.bm or by dialing 1-877-407-0782 (toll free) or 1-201-689-8567 (international).
A telephone replay of the conference call will be available through May 26, 2007 by dialing 1-877-660-6853 (toll-free) or 1-201-612-7415
(international) and entering the account # 286 and the conference ID #
235371.

    Montpelier Re Holdings Ltd., through its operating subsidiary
Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier Re may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to among other things increased retentions by cedants and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in our annual report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made


                     MONTPELIER RE HOLDINGS LTD.
                     CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)

                                          As at            As at
                                      March 31, 2007 December 31, 2006
                                      -------------- -----------------
Assets                                 (Unaudited)

Investments and cash:
Fixed maturities, at fair value       $   2,473.7    $     2,507.5
Equity investments, at fair value           205.9            203.1
Other investments, at estimated fair
 value                                       29.6             27.1
Cash and cash equivalents                   408.3            348.6
                                      ------------   --------------

Total investments and cash                3,117.5          3,086.3

Unearned premium ceded                       84.2             44.5
Premiums receivable                         230.5            171.7
Investment trades pending                       -              0.1
Securities lending collateral               219.5            315.7
Funds withheld                                1.7              1.5
Deferred acquisition costs                   37.3             30.3
Reinsurance receivable on paid losses        20.5              7.8
Reinsurance recoverable on unpaid
 losses                                     183.6            197.3
Accrued investment income                    22.9             22.6
Other assets                                 22.3             20.8
                                      ------------   --------------

Total Assets                          $   3,940.0    $     3,898.6
                                      ============   ==============

Liabilities and Minority Interest

Loss and loss adjustment expense
 reserves                                 1,005.5          1,089.2
Unearned premium                            305.4            219.2
Reinsurance balances payable                108.1             77.2
Investment trades pending                    37.8                -
Securities lending payable                  219.5            315.7
Debt                                        427.3            427.3
Accounts payable, accrued expenses
 and other liabilities                       16.7             29.8
Dividends payable                             9.0              8.9
                                      ------------   --------------

 Total Liabilities                    $   2,129.3    $     2,167.3
                                      ------------   --------------

Minority Interest - Blue Ocean
 preferred shares                            63.4             61.6
Minority Interest - Blue Ocean common
 shares                                     187.7            176.8
                                      ------------   --------------
 Total Minority Interest                    251.1            238.4
                                      ------------   --------------

Shareholders' Equity
Common voting shares and additional
 paid-in capital                          1,821.2          1,819.4
Accumulated other comprehensive
 income                                       3.4             49.5
Retained deficit                           (265.0)          (376.0)
                                      ------------   --------------

 Total Shareholders' Equity               1,559.6          1,492.9
                                      ------------   --------------

Total Liabilities, Minority Interest
 and Shareholders' Equity             $   3,940.0    $     3,898.6
                                      ============   ==============


Common voting shares outstanding
 (000's) (1)                              111,778  sh      111,776  sh
Common voting and common equivalent
 shares outstanding (000's) (1)           112,706          112,249

Book value per share:

Basic book value per common voting
 share                                $     16.23    $       15.54
                                      ============   ==============
Fully converted book value per common
 voting and common equivalent share   $     16.08    $       15.46
                                      ============   ==============

(1) Includes shares subject to issuance agreement of 15,694,800 at March 31, 2007 and December 31, 2006. These shares are not included in the calculation of the book value per share amounts.


                     MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                                          Three Months Ended March 31,
                                                  (Unaudited)
                                             2007            2006
                                          ------------    ------------

 Underwriting revenues

 Gross premiums written                   $     261.0     $     224.9
 Reinsurance premiums ceded                     (71.7)          (79.2)
                                          ------------    ------------
 Net premiums written                           189.3           145.7

 Gross premiums earned                          174.7           197.2
 Ceded reinsurance premiums earned              (32.0)          (65.8)
                                           -----------     -----------
 Net premiums earned                            142.7           131.4

 Loss and loss adjustment expenses               59.6            50.9
 Acquisition costs                               18.5            33.9
 General and administrative expenses             15.4            14.7

                                          ------------    ------------
 Underwriting income                             49.2            31.9
                                          ------------    ------------

 Net investment income                           33.1            28.8
 Financing expense                                8.5             7.1
 Other income                                     2.1             0.2
 Other expense                                    2.9             4.8
 Minority interest                               12.7             2.9

                                          ------------    ------------
 Operating income (1)                            60.3            46.1
                                          ------------    ------------

 Net realized and unrealized gains
  (losses) (2)                                   15.3            (6.8)
 Net foreign exchange (losses) gains             (2.3)            0.5

                                          ------------    ------------
 Net income                               $      73.3     $      39.8
                                          ------------    ------------

 Other comprehensive (loss) income items
  (2)                                            (0.7)            8.7

                                          ------------    ------------
 Comprehensive income                     $      72.6     $      48.5
                                          ============    ============

 Earnings per share:

  Net income per common share             $      0.76     $      0.44
  Diluted income per common share         $      0.76     $      0.44
  Diluted operating income per common
   share (1)                              $      0.62     $      0.51
  Diluted comprehensive income per common
   share                                  $      0.75     $      0.54

 Insurance ratios:

  Loss and loss adjustment expense ratio:
   Current year                                  47.5%           50.5%
   Prior year                                    -5.7%          -11.8%
  Expense ratio                                  23.8%           37.0%
                                          ------------    ------------
  Combined ratio                                 65.6%           75.7%
                                          ------------    ------------

 (1) Excludes realized gains and losses and movement in unrealized gains and losses on investments, and foreign exchange.

 (2) Effective January 1, 2007, the Company elected to adopt FAS 157 and FAS 159. As a result of this election, the changes in unrealized gains (losses) associated with our fixed maturity and equity investments are included in net income for the three months ended March 31, 2007. For all prior periods, these changes are included in other comprehensive income.

    CONTACT: Montpelier Re Holdings Ltd.
             Investors:
             William Pollett, 441-297-9576
             SVP & Treasurer
             OR
             Media:
             Jeannine Klein Menzies, 441-297-9570
             Corporate Affairs Manager